Exhibit 7 (l)

STOCKHOLDERS AGREEMENT

RELATING TO SECURITIES OF

GASCO ENERGY, INC.

DATED

OCTOBER 18, 2013

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9.	Remedies		15
	9.1	Specific Enforcement	15
	9.2	Remedies Cumulative	15

10.	Termination		15

11.	Miscellaneous		15
	11.1	Transfers of Shares	15
	11.2	Successors and Assigns	16
	11.3	Governing Law	16
	11.4	Counterparts	16
	11.5	Titles and Subtitles	16
	11.6	Notices	16
	11.7	Consent Required to Amend, Terminate or Waive	16
	11.8	Delays or Omissions	17
	11.9	Severability	17
	11.10	Entire Agreement	17
	11.11	Share Certificate Legend	17
	11.12	Stock Splits, Stock Dividends, etc.	18
	11.13	Manner of Voting	18
	11.14	Further Assurances	18
	11.15	WAIVER OF JURY TRIAL	18
	11.16	Costs of Enforcement	18
	11.17	Aggregation of Shares	19

Schedule A	-	Investors and Shares
Exhibit A	-	Adoption Agreement

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STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), is made and entered into as of October 18, 2013, by and among Markham LLC, a Delaware limited liability company (“Markham”), Orogen Energy, Inc., a Delaware corporation (“Orogen” and together with Markham, the “Investors”) and any subsequent investors, or transferees, who become parties hereto (collectively with the Investors, the “Stockholders”).

RECITALS

A.                                    Concurrently with the execution of this Agreement, the Investors are entering into a Securities Purchase Agreement (the “Purchase Agreement”) with Gasco Energy, Inc., a Nevada corporation (the “Company”), providing for the purchase by Markham and Orogen from the Company of 50,000 shares of the Company’s newly-designated Series D Convertible Preferred Stock, par value $0.001 (the “Series D Preferred”), and a total of 393,550,372 shares of the Company’s common stock, par value $.0001 (the “Common Stock”).

B.                                    Also concurrently with the execution of this Agreement, the Investors are entering into a Credit Agreement with the Company pursuant to which the Company issued 250,000 shares of Common Stock to the Investors in exchange for the Investors providing the Company a credit facility for the purposes therein described (the “Credit Agreement”).

C.                                    The Investors have also acquired a total of 2,743,818 shares of Common Stock in a privately-negotiated purchase.

D.                                    Although each share of Series D Preferred is initially convertible into 150,764.65 shares of Common Stock, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to enable the Investors to fully convert their Series D Preferred.  Accordingly, the Board of Directors of the Company has approved and adopted an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock as required to permit the full conversion of the Series D Preferred (the “Charter Amendment”) and have recommended that the stockholders of the Company approve the Charter Amendment by written consent.

E.                                     Following the consummation of the Purchase Agreement and the Credit Facility, Markham and Orogen will each own 25,000 shares of Series D Preferred and 198,272,095 shares of Common Stock (including the acquisition of Common Stock described in Recital C).

F.                                      The Stockholders desire to enter into this Agreement to set forth their agreements with respect to how the Shares held by them will be voted for directors of the Company, on the Charter Amendment and on other matters.  Additionally, the Investors desire to set forth in this Agreement certain agreements regarding the disposition of the Shares held by each of them.

NOW, THEREFORE, the parties agree as follows:

1.                                  Certain Definitions and Interpretations.

1.1                               Defined Terms. As used in this Agreement, the following initially capitalized terms have the meanings given them below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person, with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Approved Budgets” has the meaning given to that term in Section 5.1(f).

“Board” means the Board and Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the City of New York, New York are required or permitted to be closed.

“CEO Director” has the meaning given that term in Section 2.2(a).

“Chairman” has the meaning given that term in Section 5.2(c).

“Charter Amendment” has the meaning set forth in the recitals hereto.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the recitals hereto.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Executive Officer” shall mean an the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company, any other officer who performs a policy-making function.  Officers of the Company’s direct or indirect subsidiaries shall be deemed Executive Officers of the Company if they perform such policy-making functions for the issuer.  For the avoidance of doubt, “policy-making function” is not intended to include policy-making functions that are not significant.

“Investors” has the meaning set forth in the introductory paragraph hereto.

“Markham” has the meaning set forth in the introductory paragraph hereto.

“Markham Designees” has the meaning given that term in Section 3.2(a)(i).

“Offered Shares” has the meaning given that term in Section 7.1.

“Offering Investor” has the meaning given that term in Section 7.1.

“Offering Investor Notice” has the meaning given that term in Section 7.3(a).

“Option Period” has the meaning given that term in Section 7.4(a).

“Orogen” has the meaning set forth in the introductory paragraph hereto.

“Orogen Designees” has the meaning given that term in Section 3.2(a)(ii).

“Permitted Transferee” means (a) with respect to any Stockholder that is an entity, any Affiliate of such Stockholder, and (b) with respect to any Stockholder who is a natural person, (i) a trust under which the distribution of Shares may be made only to such Stockholder and/or any Family Group Member of such Stockholder, (ii) a charitable remainder trust, the income from which will be paid to such Stockholder during his life, (iii) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Stockholder and/or Family Group Members of such Stockholder or (iv) by will or by the laws of intestate succession, to such Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries.  For purposes of this definition, “Family Group Member” means, with respect to any natural person, such natural person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.  No Person shall be deemed a Permitted Transferee unless such Person executes and delivers an Adoption Agreement in substantially the form of Exhibit A.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, governmental body, business trust, unincorporated organization, or other legal entity.

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Purchasing Investor” has the meaning set forth in Section 7.4(a).

“ROFR Exercise Notice” has the meaning set forth in Section 7.4(a).

“Selling Investor” has the meaning set forth in Section 8.1.

“Series D Preferred” has the meaning set forth in the recitals hereto.

“Share Acquisition Costs” means all out-of-pocket expenses reasonably paid or incurred by an Investor or its Affiliates in connection with the negotiation, execution and delivery of the Purchase Agreement, the Credit Agreement, that certain Schedule 13D Group Filing Agreement between the Investors, this Agreement and the transactions contemplated by any of such agreements including: (i) due diligence expenses, (ii) accounting expenses, (iii) travel expenses, (iv) filing fees, (v) attorney fees and expenses of negotiating such agreements and preparing and filing required filings and reports with the U.S. Securities and Exchange Commission, including Form 3s, Schedule 13D, Schedule 14C, Schedule 14F-1, and Form 8-Ks and (vi) transaction origination expenses reasonably related to the development, negotiations and consummation of the transactions contemplated by the Purchase Agreement and Credit Agreement, including expenses paid by Investors or its Affiliates to Surrey Energy Capital, LLC.

“Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board (including all shares of Common Stock and Series D Preferred) by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through purchase, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

“Share Voting Power” shall mean the aggregate number of votes entitled to be cast in the election of the Company’s directors by all Stockholders, calculated on an “as converted” basis.  For the avoidance of doubt, and assuming that only shares of Common Stock and Series D Preferred are outstanding, 100% of the Share Voting Power would be calculated as the sum of (i) the total number of shares of Common Stock then held by Stockholders plus (ii) the number of shares of Common Stock into which the Series D Preferred then held by Stockholders is convertible.

“Stockholders” has the meaning set forth in the introductory paragraph hereto.

“Tag-along Exercise Notice” has the meaning set forth in Section 8.3(a).

“Tag-along Investor” has the meaning set forth in Section 8.1.

“Tag-along Pro Rata Portion” means, for any Selling Investor or Tag-along Investor and for any particular class or series of Tag-along Shares as of any particular time, a fraction determined by dividing (a) the number of Shares of the applicable class or series of Tag-along Shares owned by such Investor immediately prior to such time by (b) the aggregate number of Shares of the applicable class or series of Tag-along Shares owned by the Selling Investor and the Tag-along Investor timely electing to participate in the applicable Tag-along Sale pursuant to Section 8.3(a) immediately prior to such time.

“Tag-along Sale” has the meaning set forth in Section 8.1.

“Tag-along Shares” has the meaning set forth in Section 8.1.

“Third Party Purchaser” has the meaning given that term in Section 7.1.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person.

“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee or a Prospective Transferee.

“Waived ROFR Transfer Period” has the meaning given that term in Section 7.5.

1.2                               Interpretations.  All references in this Agreement to sections, subsections and other subdivisions refer to corresponding sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The word “or” is not exclusive.  The word “including” means “including, without limitation.”  All references herein to “$” or “dollars” shall refer to U.S. Dollars.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.  No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

2.                                  Election of Directors if Company is Publicly-Held.  The provisions of this Section 2 shall be applicable for so long as the Company is subject to the reporting requirements of Section 15(d) of the 1933 Act or has a class of securities registered under Section 12 of the 1934 Act.  Otherwise, the provisions of Section 3 shall be applicable instead.

2.1                               Size of the Board.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at three (3) directors.

2.2                               Board Composition.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, that the following persons shall be nominated and elected to the Board:

(a)                                 The Company’s Chief Executive Officer (the “CEO Director”), who shall initially be Richard Langdon, provided, however that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board, and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director; and

(b)                                 Two individuals not otherwise an Affiliate of the Company or of any Investor each of whom is mutually acceptable to the holders of a two-thirds or more of the Share Voting Power.

2.3                               Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified in this Section 2, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

2.4                               Removal of Board Members; Vacancies.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                                 no director elected pursuant to Section 2.2 may be removed from office unless such removal is directed or approved by the affirmative vote or written consent of holders of two-thirds or more of the Share Voting Power; and

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 shall be filled pursuant to the provisions of this Section 2.

2.5                               No Liability for Election of Recommended Directors.  No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director or for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

3.                                  Election of Directors if Company is Privately-Held.  The provisions of this Section 3 shall be applicable for so long as the Company is not subject to the reporting requirements of Section 15(d) of the 1933 Act and does not have a class of securities registered under Section 12 of the 1934 Act.  Otherwise, the provisions of Section 2 shall be applicable instead.

3.1                               Size of the Board.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors.

3.2                               Board Composition.

(a)                                 Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, for the following persons to be elected to the Board and for the Chairman to be elected or appointed as follows:

(i)                                     Three (3) individuals designated by Markham (the “Markham Designees”), for so long as Markham and its Affiliates continue to own beneficially at least thirty percent (30%) of the outstanding shares of Common Stock, which outstanding shares of Common Stock shall be deemed to include all shares of Common Stock issuable upon conversion of Series D Preferred held by Markham and its Affiliates.

(ii)                                  Three (3) individuals designated by Orogen (the “Orogen Designees”), for so long as Orogen and its Affiliates continue to own beneficially at least thirty percent (30%) of the outstanding shares of Common Stock, which outstanding shares of Common Stock shall be deemed to include all shares of Common Stock issuable upon conversion of Series D Preferred held by Orogen or its Affiliates.

(iii)                               The CEO Director, provided, however, that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

(iv)                              For so long as John Dorrier is an Orogen Designee to the Board, the Stockholders shall by affirmative vote or written consent cause John Dorrier to be designated as the Chairman, or shall cause their respective Board designees to so elect John Dorrier as Chairman, in each case for a period of two years from the date this Section 3 becomes applicable as provided in the introductory paragraph of this Section 3.  Thereafter, the Stockholders shall cause, or shall cause their respective Board designees to cause, the Chairman to be a Board member approved by prior vote or written consent of two-thirds or more of Share Voting Power (which Chairman may include John Dorrier) and for such Chairman to be elected or appointed for a one-year term.

3.3                               Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified in this Section 3, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

3.4                               Removal of Board Members.

(a)                                 Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)                                     no director elected pursuant to Section 3.2 may be removed from office unless (i) such removal is directed or approved by the affirmative vote or written consent of the Person, or of the holders of the shares of stock, entitled under Section 3.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 3.2 is no longer so entitled to designate or approve such director;

(ii)                                  any vacancies created by the resignation, removal or death of a director elected pursuant to Section 3.2 shall be filled pursuant to the provisions of this Section 3.2; and

(iii)                               upon the request of any party entitled to designate a director as provided in Section 3.2 to remove such director, such director shall be removed.

(b)                                 All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders of the Company for the purpose of electing directors.

3.5                               No Liability for Election of Recommended Directors.  No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director or for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

4.                                  Voting to Increase Authorized Common Stock.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to approve the Charter Amendment and thereafter increase the number of authorized shares of Common Stock from time-to-time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series D Preferred outstanding at any given time.

5.                                  Other Voting Matters.

5.1                               Major Company Actions.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that none of the following actions shall be taken by the Company unless approved by the prior vote or written consent of two-thirds or more of Share Voting Power:

(a)                                 amend the articles of incorporation or bylaws of the Company, each as from time to time amended and restated, or designate any series or class of preferred stock or common stock;

(b)                                 merge, combine, or consolidate the Company or any subsidiary of the Company with any other entity or convert the Company or any subsidiary of the Company into another form of entity;

(c)                                  liquidate or dissolve the Company, commence a voluntary bankruptcy by the Company, or consent to the appointment of a receiver, liquidator, assignee, custodian, or trustee for the purposes of winding up the affairs of the Company;

(d)                                 declare any dividend or distribution with respect to equity securities of the Company;

(e)                                  enter into or amend any contract or arrangement between or among the Company, any direct or indirect subsidiary of the Company on the one hand and any Stockholder or an Affiliate of a Stockholder on the other;

(f)                                   approve annual budgets for general and administrative expenses (including salary, bonuses, general operating and overhead expenses) of the Company or any of its subsidiaries, or incur expenses or disburse funds for any of such purposes (any budgets which are approved as required herein are referred to as “Approved Budgets”);

(g)                                  make any expenditure not otherwise subject to approval under this Section 5.1, which exceeds by more than 5% the amount set forth in the appropriate line item for such expenditure in an Approved Budget or which causes the category of expenditures which encompasses such line item (such as general and administrative expenses, capital expenditures, lease operating expenses, etc.) to exceed by more than 5% the amount set forth for such category in an Approved Budget (provided, however, that no modifications or increases may be made to any compensation amounts (whether salary or bonus) for persons specifically named in the Approved Budget);

(h)                                 approve, grant or enter into an agreement or arrangements for any payment or grant of, annual compensation or benefits to Executive Officers or directors of the Company or the payment of any severance amounts upon termination of such Executive Officers or directors, including entering into employment agreements, severance agreements, adopting equity incentive plans or employee benefit plans, or granting options or benefits to any such persons under any existing or future plans;

(i)                                     acquire, purchase, sell, lease, or transfer, directly or indirectly (including through subsidiaries or by way of any farm-in or farm-out), any assets, other than (i) sales of production produced and sold in the ordinary course of business, (ii) disposition or abandonment of obsolete equipment, (iii) plugging and abandonment of wells and leases in the ordinary course of business or as required by law, and (iv) acquisition or dispositions of assets in any single or related series of transactions with a fair market value, in the aggregate, of less than $500,000;

(j)                                    enter into or modify in any material respect any (A) contract to sell or market hydrocarbons at a fixed price, or at a price that is not based on a readily established fair market price index, if the term of such contract is more than six months and the total consideration anticipated to be received in respect of such contract is in excess of $500,000 or (B) hedge, swap, futures, option, or other derivative transactions or contracts;

(k)                                 create, incur, assume, guarantee, refinance or prepay any indebtedness for borrowed money at the Company or subsidiary of the Company level, the outstanding principal amount of which exceeds $500,000 at any one time, or amend, modify or otherwise alter the terms and provisions of any such indebtedness (including by waiver or consent);

(l)                                     cause the Company to enter into a guarantee obligation with respect to the indebtedness of any Person other than a subsidiary of the Company, exclusive of guaranties customarily granted under the terms of a joint operating or similar agreement, or use any property of the Company or any Subsidiary of the Company for any purpose other than the business of the Company or such subsidiary;

(m)                             mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Company or any subsidiary of the Company, or assign any monies owed or to be owed to the Company or any subsidiary of the Company, except for customary liens contained in or arising under operating or similar agreements executed by or binding on the Company or to secure indebtedness permitted under Section 5.1(k);

(n)                                 lend or otherwise advance money to any Person other than (i) to a wholly-owned direct or indirect subsidiary or (ii) as may be required to be advanced by the Company under the terms of agreements to which the Company is or becomes a party, including joint development agreements, joint ventures and joint operating agreements;

(o)                                 appoint the Company’s independent certified public accountants;

(p)                                 appoint the Company’s independent petroleum engineers;

(q)                                 issue any equity securities of the Company or any options, warrants or other obligations convertible into or exchangeable for equity securities of the Company other than (i) equity securities issuable upon exercise or conversion of options, warrants, convertible securities or exchangeable securities outstanding on the date of this Agreement (including the Series D Preferred) or pursuant to antidilution of provisions of such securities, or (ii) equity securities issuable under the terms of options, warrants, convertible securities, or exchangeable securities issued after the date of this Agreement and not in contravention of this Agreement;

(r)                                    change the Company’s status as a “C corporation” for federal income tax purposes;

(s)                                   (A) compromise or settle any lawsuit, administrative matter or other dispute where the amount the Company may recover or might be obligated to pay, as applicable, is in excess of $100,000 or (B) to repair or replace property or assets of the Company damaged or destroyed as a result of an accident or other occurrence when the Company’s share of the costs of repair or replacement in excess of insurance coverage (either individually or in the aggregate) is in excess of $250,000, except in an instance of an emergency outside of the reasonable control of the officers of the Company, in which event (x) such amount may be incurred as shall be reasonably necessary to maintain the assets and business of the Company during such emergency, and (y) the officers of the Company give prompt written notice to the Board of the occurrence of the emergency and the amount of expenditures related to the emergency;

(t)                                    redeem or repurchase any securities of the Company or any subsidiary other than pursuant to the terms of such securities providing for mandatory redemption or repurchase;

(u)                                 terminate the employment of any Executive Officer of the Company; or

(v)                                 take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

5.2                               Joinder by Company.  If the Company ceases to be subject to the reporting requirements of Section 15(d) of the 1933 Act and does not have a class of securities registered under Section 12 of the 1934 Act, the Stockholders shall use their commercially reasonable best efforts to promptly cause the Company to take the following actions:

(a)                                 Become a party to this Agreement;

(b)                                 Specifically agree not to take any action listed in Section 5.1 unless approved by the prior vote or written consent of two-thirds or more of Share Voting Power; and

(c)                                  Amend the Company’s bylaws with respect to the authority of the Chairman of the Board (the “Chairman”) to provide that:

(i)                                     The Chairman shall preside at meetings of the Board of Directors but otherwise shall have no other authority or rights in addition to or different from that of any other member of the Board;

(ii)                                  The Chairman shall have no authority as an officer, employee or agent of the Company to take any action on behalf of or to bind the Company, unless otherwise approved by two-thirds or more of Share Voting Power; and

(iii)                               The Chairman shall not assume the authority of any Executive Officer in case of the death, disability or absence of such Executive Officer, unless otherwise approved by two-thirds or more of Share Voting Power.

6.                                  Acquisition Costs.  The Investors hereby agree to share equally all Share Acquisition Costs.  Accordingly, each Investor agrees to promptly pay or reimburse the other for one half of all Share Acquisition Costs upon presentation of documentation of the incurrence or payment, as the case may be, of any Share Acquisition Costs.

7.                                  Right of First Refusal.

7.1                               Grant of Right of First Refusal.  At any time and subject to the terms and conditions specified in this Section 7, each Investor shall have a right of first refusal if the other Investor (the “Offering Investor”) receives an offer from a Person (a “Third Party Purchaser”) that the Offering Investor desires to accept to purchase all but not less than all of the Shares proposed to be Transferred by the Offering Investor (the “Offered Shares”).  Each time the Offering Investor receives an offer for any of its Shares from an Third Party Purchaser that the Offering Investor desires to accept, the Offering Investor shall first make an offer of the Offered Shares to the other Investor in accordance with the following provisions of this Section 7 prior to Transferring such Offered Shares to the Third Party Purchaser.

7.2                               Offered Shares Transfer Exceptions.  Notwithstanding anything herein to the contrary, the right of first refusal in Section 7.1 shall not apply to any Transfer of Shares that is:

(a)                                 permitted by and made in accordance with Section 11.1(b); or

(b)                                 are made by an Investor upon the exercise of its tag-along right pursuant to Section 8.

7.3                               Offer Notice.

(a)                                 The Offering Investor shall, within five (5) days of receipt of offer from the Third Party Purchaser, give written notice (the “Offering Investor Notice”) to the other Investor stating that it has received a bona fide offer from an Third Party Purchaser that it desires to accept and specifying: (i) the number and class of Offered Shares to be sold by the Offering Investor; (ii) the name of the person or entity who has offered to purchase such Offered Shares; (iii) the per share purchase price and all other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the Transfer, and (v) any forms of agreement(s) proposed to be executed in connection therewith.

(b)                                 The Offering Investor Notice shall constitute the Offering Investor’s offer to Transfer the Offered Shares to the other Investor, which offer shall be irrevocable until the end of the Option Period (as defined below).

(c)                                  By delivering the Offering Investor Notice, the Offering Investor represents and warrants to the other Investor that: (i) the Offering Investor has full right, title and interest in and to the Offered Shares; (ii) the Offering Investor has all the necessary power and authority and has taken all necessary action to sell such Offered Shares as contemplated by this Section 7; and (iii) the Offered Shares are (or will be upon closing of the purchase and sale) free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

7.4                               Exercise of Right of First Refusal.

(a)                                 Upon receipt of the Offering Investor Notice, the other Investor shall have ten (10) days (the “Option Period”) to elect to either (i) purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Exercise Notice”) to the Offering Investor stating that it offers to purchase such Offered Shares on the terms specified in the Offering Investor Notice, or (ii) exercise the other Investor’s Tag-along Rights under Section 8.  Any ROFR Exercise Notice shall be binding upon delivery and irrevocable by the applicable Investor (the “Purchasing Investor”).

(b)                                 If an Investor does not deliver a ROFR Exercise Notice during the Option Period, the Investor shall be deemed to have waived all of such Investor’s rights to purchase the Offered Shares under this Section 7, and the Offering Investor shall thereafter, subject to the rights of the other Investor under Section 8, be free to sell the Offered Shares to the Third Party Purchaser specified in the Offering Investor Notice without any further obligation to such Investor pursuant to this Section 7.

7.5                               Consummation of ROFR Sale.  The Purchasing Investor shall during the 30-day period immediately following the expiration of the Option Period (which period may be extended for a reasonable time not to exceed a total of sixty (60) days to the extent reasonably necessary to obtain any government approvals) (the “Waived ROFR Transfer Period”), purchase all of the Offered Shares on terms and conditions no less favorable to the Offering Investor than those set forth in the Offering Investor Notice.  If the other Investor does not deliver a ROFR Exercise Notice in accordance with Section 7.4 or a Tag-Along Exercise Notice in accordance with Section 8.3, the Offering Investor may, within the “Waived ROFR Transfer Period”, Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Investor Notice.  If the Offering Investor does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided under this Section 7 and in Section 8 shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Investor sends a new Offering Investor Notice in accordance with, and otherwise complies with, this Section 7 and Section 8.

7.6                               Cooperation.  Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

7.7                               Closing.  At the closing of any sale and purchase pursuant to this Section 7, the Offering Investor shall deliver to the Purchasing Investor(s) certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Investor(s) by certified or official bank check or by wire transfer of immediately available funds.

7.8                               Enforcement and Waiver of Tag-along Rights.  The provisions of this Section 7 are for the benefit of the Investors only, and no other Stockholder, and may be enforced or waived only by the Investor entitled to enforce or waive such provisions.

8.                                  Tag-along Right.

8.1                               Participation on Sale of Shares.  Subject to the terms and conditions specified in this Section 8, if any Investor (the “Selling Investor”) proposes to Transfer any of its Shares (collectively, the “Tag-along Shares”) to any Person, the other Investor (the “Tag-along Investor”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 8.  This participation right and the terms and conditions set forth in this Section 8 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Tag-along Shares, as applicable.

8.2                               Tag-along Sale Exceptions.  Notwithstanding anything herein to the contrary, the provisions of this Section 8 shall not apply to any Transfer of Tag-along Shares that is:

(i)                                     permitted by and made in accordance with Section 11.1(b); or

(ii)                                  made to any Purchasing Investor pursuant to the exercise of the rights set forth in Section 7.

8.3                               Exercise of Tag-along Right.

(a)                                 The Tag-along Investor may exercise its right to participate in the Tag-along Sale on the terms described in the Offering Investor Notice by delivering to the Selling Investor a written notice (a “Tag-along Exercise Notice”) within the Option Period stating (i) the Tag-along Investor’s election to do so for each class or series of Tag-along Shares included in the Offering Investor Notice within the Option Period, and (ii) its election to not exercise its rights under Section 7.  The election of the Tag-along Investor set forth in a Tag-along Exercise Notice shall be irrevocable, and, to the extent the offer described in the Offering Investor Notice is accepted, such Tag-along Investor shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 8.

(b)                                 The Selling Investor and Tag-along Investor timely electing to participate in the Tag-along Sale pursuant to Section 8.4(a) shall have the right to Transfer in the Tag-along Sale the number of Shares of each class or series of Tag-along Shares set out in the applicable Offering Investor Notice, treated as separate classes for purposes of this calculation, equal to the product of (A) the aggregate number of shares of the particular class or series of Tag-along Share, as the case may be, set out in the applicable Offering Investor Notice and (B) such Investor’s Tag-along Pro Rata Portion for the applicable class or series of Tag-along Share.  The Tag-along Investor may elect to sell in the Tag-along Sale less than the number of Shares calculated pursuant to this Section 8.3(b) for any particular class or series of Tag-along Share, in which case the Selling Investor shall have the right to sell the applicable shares of Tag-along Shares not elected to be sold by a Tag-along Investor.

8.4                               Waiver.  If a Tag-along Investor fails to deliver a Tag-along Exercise Notice in compliance with Section 8.3(a), the Tag-along Investor shall be deemed to have waived all of such Tag-along Investor’s rights to participate in the Tag-along Sale with respect to the Shares owned by such Tag-along Investor, and the Selling Investor shall thereafter be free to sell to the prospective Transferee the Tag-along Shares identified in the Offering Investor Notice at a per share price for each class or series of such Tag-along Shares that is no greater than the applicable per share price set forth in the Offering Investor Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Investor than those set forth in the Offering Investor Notice, without any further obligation to the non-accepting Tag-along Investor.

8.5                               Cooperation.  The Selling Investor and Tag-along Investor shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Investor.

8.6                               Consummation of Tag-along Sale.  Subject to the requirements and conditions of this Section 8 and the other applicable provisions of this Agreement, each of the Selling Investor and to the extent that a Tag-along Investor delivers a Tag-along Exercise Notice in compliance with Section 8.3(a), the Tag-along Investor, shall have thirty (30) days following the expiration of the Option Period in which to consummate the Tag-along Sale, on terms materially similar to those set forth in the Offering Investor Notice (which period may be extended for a reasonable time not to exceed a total of sixty (60) days to the extent reasonably necessary to obtain any government approvals).  If at the end of such period the Selling Investor has not completed the Tag-along Sale, the Selling Investor may not then effect a Transfer that is subject to this Section 8 without again fully complying with the provisions of this Section 8 and Section 7.

8.7                               Enforcement and Waiver of Tag-along Rights(a).  The provisions of this Section 8 are for the benefit of the Investors only, and no other Stockholder, and may be enforced or waived only by the Investor entitled to enforce or waive such provisions.

 9.                                   Remedies.

9.1                               Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

9.2                               Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.                               Termination.  This Agreement shall be terminated under the following circumstances: (i) by the written election of two-thirds or more of the Share Voting Power; or (ii) upon the closing of any merger, acquisition, share exchange, reorganization or other transaction, in each case approved as required by Section 5, as a result of which all Shares are converted or exchanged for or into securities not issued by the Company or any direct or indirect subsidiary of the Company, cash or other property, or a combination of such consideration.

11.                               Miscellaneous.

11.1                        Transfers of Shares.

(a)                                 Except as permitted pursuant to Section 11.1(b) or in accordance with the procedures described in Section 7 or Section 8, each Stockholder agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of such Stockholder’s Shares.

(b)                                 The provisions of Section 11.1(a), Section 7 and Section 8 shall not apply to any of the following Transfers by any Stockholder of any of its Shares:

(i)                                     to a Permitted Transferee; or

(ii)                                  pursuant to a merger, consolidation or other business combination of the Company that has been approved in compliance with Section 5.

(c)                                  Except with respect to a Transfer of Shares pursuant to Section 11.1(b)(ii), no Transfer of Shares pursuant to any provision of this Agreement shall be made unless such transferee executes and delivers an Adoption Agreement in substantially the form of Exhibit A prior to or contemporaneously with such Transfer.

(d)                                 The Stockholders agree to use their reasonable best efforts to cause the Company to reflect in each certificate instrument, or book entry representing the Shares that are subject to this Agreement to be notated by the Company with the legend set forth in Section 11.11.

11.2                        Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.3                        Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware.

11.4                        Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5                        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6                        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.6.

11.7                        Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by Stockholders holding two-thirds or more of the Share Voting Power.  Notwithstanding the foregoing:

(a)                                 Schedule A hereto shall be amended by the Shareholders from time to time in accordance to add information regarding additional Stockholders who join in this Agreement pursuant to Section 11.1.

(b)                                 any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

The Stockholders approving any amendment, termination or waiver shall give prompt written notice of any such amendment, termination, or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination, or waiver effected in accordance with this Section 11.7 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.  For purposes of this Section 11.7, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

11.8                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.9                        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.10                 Entire Agreement.  This Agreement (including the Exhibits hereto), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

11.11                 Share Certificate Legend.  The Stockholders shall request that the Company notate each certificate, instrument, or book entry representing any Shares with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN PROVISIONS RELATING TO VOTING AND CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 11.11 shall not affect the validity or enforcement of this Agreement.

11.12                 Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 11.11.

11.13                 Manner of Voting.

(a)                                 The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

(b)                                 For so long as the Company has a class of securities registered under the 1934 Act, as amended, the rights and obligations of stockholders with respect to the voting of shares and the taking of action by written consent of Stockholders shall be subject to the provisions of the 1934 Act, including the provisions thereof pertaining to the filing and distribution of a Schedule 14C Information Statement.

11.14                 Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

11.15                 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.16                 Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

11.17                 Aggregation of Shares.  All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

MARKHAM LLC
a Delaware limited liability company

By:	/s/ Venkat Siva
Name:	Venkat Siva
Title:	Vice President and Secretary

OROGEN ENERGY, INC.
a Delaware corporation

By:	/s/ John Dorrier
Name:	John Dorrier
Title:	Chairman and CEO

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

RELATING TO GASCO ENERGY, INC. DATED OCTOBER 18, 2013

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held

Markham LLC c/o McIntyre Partners 30A Brook Street London W1K 5DJ	198,272,095 shares Common Stock 25,000 shares Series D Convertible Preferred Stock

Orogen Energy, Inc. 1 Riverway, Suite 610 Houston, TX 77056	198,272,095 shares Common Stock 25,000 shares Series D Convertible Preferred Stock

EXHIBIT A

ADOPTION AGREEMENT

Reference is hereby made to the Stockholders Agreement, dated as of October 18, 2013, (as amended from time to time, the “Stockholders Agreement”), by and among certain Stockholders of Gasco Energy, Inc., a corporation organized under the laws of Nevada (the “Company”). Pursuant to and in accordance with Section 11.1 of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Adoption Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[TRANSFEREE STOCKHOLDER]

By:

Name:

Title: